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                                  EXHIBIT 99.1

                                  PRESS RELEASE



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ARTECON AND STORAGE DIMENSIONS SHAREHOLDERS APPROVE MERGER
CREATING OPEN SYSTEMS STORAGE LEADER FOR PC-LAN AND UNIX NETWORK MARKETS

MARCH 31, 1998 4:02 PM EST

SAN DIEGO--(BUSINESS WIRE)--March 31, 1998--


MERGER CREATES A NEW LEADER IN HIGH-AVAILABILITY NETWORK STORAGE

Artecon, Inc., a leading independent supplier of enterprise storage solutions for the UNIX market, and Storage Dimensions, Inc. (NASDAQ:STDM), the leading independent vendor of high-availability RAID storage systems for the PC-LAN market, today announced that the shareholders of both companies have voted to approve the previously announced merger of the two companies.

The merger, which closed today, creates one of the world's largest third-party storage companies serving the combined PC-LAN and UNIX open systems network computing markets. The name of the combined company is Artecon, Inc., and effective April 1, 1998, its common stock will trade on the Nasdaq National Market under the ticker symbol ARTE.

Speaking to shareholders in Carlsbad, Calif., Artecon President and Chief Executive Officer James Lambert said: "The combination of Artecon and Storage Dimensions creates a new leader in high-availability network storage. The combined company will offer one of the industry's broadest line of server storage solutions for the PC-LAN and UNIX markets, with core competencies in server-attached storage, network-attached storage, enterprise storage management, and tape backup. The Company will address customer needs across the enterprise, scaling from the local LAN to the enterprise WAN.

"In addition to the greatly expanded product line, the combined sales force should enable us to expand our presence worldwide while we grow a global service and support organization. Combining the engineering and marketing talents of both organizations will enhance our ability to proactively address the dynamic requirements of our customers.

"There is no doubt that we have many challenges ahead of us, but we believe that the union of Artecon and Storage Dimensions will create new business opportunities. Artecon management is committed to leveraging the synergies of this merger to build long-term shareholder value and customer loyalty."

Under the terms of the merger, first announced Dec. 23, 1997, approximately 13.3 million newly issued shares of Storage Dimensions common stock were exchanged for all outstanding shares of Artecon common stock such that the former Artecon shareholders will hold approximately 61% of the outstanding common stock of the combined company.

In addition, Storage Dimensions issued 2,494,159 shares of its preferred stock, which is convertible into a maximum of approximately 840,000 shares of Storage Dimensions common stock at the option of Storage Dimensions or the Holder in certain circumstances, in exchange for Artecon outstanding preferred stock. The transaction will be accounted for as a purchase of Storage Dimensions, Inc. by Artecon, Inc. for approximately 31.7 million, plus acquisition and related costs.

As previously disclosed in the registration statement on Form S-4, Artecon expects a one-time charge against earnings of approximately $14.5 million during the first calendar quarter of 1998 for acquired in-process research and development. Artecon also expects inventory adjustments during this quarter primarily related to consolidation of product lines of approximately $2 million to $3 million.

Because the merged company has been named Artecon, all Storage Dimensions stock that has been issued on or before March 31, 1998 will be considered Artecon stock. Stock that is issued after March 31, 1998 will be under the new company name, which is Artecon.

As previously announced, James Lambert, president, chief executive officer, and co-founder of Artecon, will assume the role of president and chief executive officer of the expanded company. Dana Kammersgard, also a co-founder of Artecon, will remain in his role as senior vice president of sales and marketing. Tesfaye Hailemichael will continue as vice president of finance and chief financial officer of the company.



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Other members of management from Artecon include: Bert van der Woning, general manager of Artecon Europe, B.V.; Masatake Tachibana, vice president and general manager of Nihon Artecon Ltd.; Michael Harman, vice president of TeleCom sales; Fred Hanhauser, vice president of indirect/OEM sales; Michael Jensen, vice president of engineering; John Santospirito, vice president of operations; and Michael Mundun, vice president of customer support.

Continuing members of management from Storage Dimensions include: Eastman McGovern, vice president of North American sales; Ted Chen, vice president of marketing; Jim Canter, general manager of the Silicon Valley office and vice president of software and test engineering; and Ralph Ciarlanti, vice president of quality.

COMPANY PROFILES

Artecon has been an established supplier of open systems enterprise storage products in the UNIX marketplace since 1984. Since embarking on major development projects in 1991, its focus has been on world-class enterprise storage solutions with high-end features, modular architecture, ruggedized construction, and open systems standards. The company's EXTREME product line includes NEBS (Network Equipment Building System)-certified, disaster-tolerant RAID systems for telco Central Office and Internet applications.

For more information, contact Artecon at 6305 El Camino Real, Carlsbad, CA 92009, 800/872-2783, or visit http://www.artecon.com.

Founded in 1985, Storage Dimensions designs, manufactures, markets and supports a broad family of disk and tape storage systems designed to satisfy the high-performance, fault-tolerance, and high availability requirements of the PC-LAN market. The company, which focuses on reducing the life-cycle cost of ownership of network storage, also develops and supports selected products for the UNIX market. Storage Dimensions' products are sold through its own field sales force in combination with multi-tiered distribution channels.

For more information, contact Storage Dimensions at 1656 McCarthy Boulevard, Milpitas, CA 95035, 408/954-0710, or visit http://www.storagedimensions.com.

This press release contains forward-looking statements. These forward-looking statements include statements about expectations relating to the merger of Artecon and Storage Dimensions and the resulting benefits in breadth of product line and the ability to meet ongoing customer requirements; increased size and worldwide coverage of the sales, service and support organizations resulting in incremental business; and the ability to create new business opportunities resulting in expanded revenues. Actual results may differ materially due to factors including, but not limited to: the combined company's ability to develop and ship products leveraging the developments of the individual entities; the combined company's ability to retain and restructure qualified sales, service, and support personnel through the merger; the combined company's ability to recognize and capitalize on new business activities; the impact of competitive products and pricing; the fluctuating demand for PC-LAN and UNIX server products in general and storage systems in particular; demand from customers, which could be impacted by the recent uncertainties in the Asian markets; and the risk that anticipated synergies in the merger and cost savings from the merger may not result. These and other risks are described in more detail in the Form S-4 registration statement filed by Storage Dimensions with the Securities and Exchange Commission which may be accessed on the World Wide Web at http://www.sec.gov.